Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

between

AXSYS TECHNOLOGIES IR SYSTEMS, INC.,

Seller

and

THE HAMPSHIRE GENERATIONAL FUND LLC,

Purchaser

Premises:

24 Simon Street, Nashua, New Hampshire

i

EXHIBITS:

A.            Legal Description

B.            Lease

C.            Form of Deed

ii

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), made as of March 15, 2007, by and between Axsys Technologies IR Systems, Inc., a New York corporation, having an office at 24 Simon Street, Nashua, New Hampshire 03060 (“Seller”), and The Hampshire Generational Fund LLC, a New Jersey limited liability company, having an office at 15 Maple Avenue, Morristown, New Jersey 07960 (“Purchaser”).

W I T N E S S E T H

1.                                       Agreement to Sell and Purchase; Description of Property.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter contained, all right, title and interest of Seller in and to: (i) that parcel of land located at 23-24 Simon Avenue, in the City of Nashua, County of Hillsborough, State of New Hampshire, the legal description of which is attached hereto as Exhibit “A” (the “Land”); (ii) an industrial/office building, consisting of approximately seventy-eight thousand square feet of space, constructed thereon (the “Building”); (iii) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, and (iv) the fixtures and equipment attached to the Building and used in the operation of the Building.

All of the above enumerated property, rights and interests to be sold to Purchaser pursuant to this Agreement are hereinafter sometimes collectively referred to as the “Property”.

2.                                       Exceptions to Title; Title Matters.

2.1           Subject to the provisions of this Section 2, Seller shall cause to be conveyed to Purchaser good and marketable title to the Property, insurable at regular rates by a title insurance company licensed to do business in the State of New Hampshire, subject only to the following exceptions (the “Permitted Exceptions”):

2.1.1            All presently existing and future liens for unpaid real estate taxes, municipal or governmental assessments, water and sewer charges, and assessments, not due and payable as of the date of the Closing.

2.1.2            All present and future zoning, building, environmental, sanitary, fire, safety and other laws, ordinances, codes, restrictions and regulations of all governmental and quasi-governmental authorities having jurisdiction with respect to the Property, including, without limitation, all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”).

2.1.3            Standard printed exclusions contained in an A.L.T.A. Form B Owner’s Policy.

2.1.4            Such state of facts as are disclosed on that certain ALTA/ASCM Title Survey Plan, dated August 9, 1995, revised September 15, 1995 and further revised October 11, 1995, prepared by DuBois & King, Inc. and as set forth in that certain New Hampshire Surveyor’s Report & Certification, dated March 8, 2006, by DuBois & King, Inc.

2.1.5            Such items as are set forth in Items 8 — 15 in Schedule B-Part I of that certain First American Title Insurance Company Owner’s Title Policy No. 103296073.

2.1.6            Any other matter not set forth above in this Section 2.1 which Purchaser waives or is deemed to waive pursuant to Section 2.2 hereof.

2.2           Promptly after the date of this Agreement, Purchaser shall cause title to the Property to be examined by General Land Abstract Co., Inc. (the “Title Company” or “Escrow Agent”), and the Title Company shall deliver copies of its title report for the Property (the “Title Report”) to Purchaser’s attorney.  Purchaser agrees that on or before the “Diligence Termination Date” (as hereinafter defined in Section 5.8), Purchaser or its attorney shall furnish to Seller’s attorney a writing (the “Title Report Objection Notice”) specifying any exceptions to title to the Property set forth in the Title Report which are not Permitted Exceptions and “subject to” which Purchaser does not agree to accept title.  Purchaser’s failure to deliver the Title Report Objection Notice to Seller on or before 5:00 PM Eastern Standard Time on the Diligence Termination Date, or to timely specify any such exceptions to title in the Title Report Objection Notice, shall, except with respect to the monetary liens described in the last sentence of Section 2.3 (which, pursuant to the provisions of said sentence, are required to be paid, discharged or removed of record), or requirements or exceptions that are customarily removed from a final policy by a standard title affidavit, constitute Purchaser’s irrevocable acceptance of the Title Report or of all exceptions in the Title Report which it did not so timely specify, and Purchaser shall be deemed to have unconditionally waived any right to object to such matters.  If, after giving the Title Report Objection Notice to Seller, Purchaser learns, through continuation reports or other written evidence, of any title defect(s) which first affected the Property subsequent to the date of the Title Report and which are not Permitted Exceptions and “subject to” which Purchaser does not agree to accept title, Purchaser shall give written notice thereof to Seller promptly after the date Purchaser learns of same.  In the event that the Title Company shall insure fee simple title to the Property, at regular insurance rates, without additional exceptions to title other than Permitted Exceptions or as otherwise permitted hereunder, Seller shall have satisfied the requirements of this Agreement as to the state of title to the Property.  In addition, in the event Seller is able to supply Purchaser with a fee title insurance policy insuring fee simple title to the Property, at regular rates, without additional exceptions to title other than Permitted Exceptions or as otherwise permitted hereunder, whether issued by the Title Company or any other title insurance company licensed to do business in the State of New Hampshire, Seller shall have satisfied the requirements of this Agreement as to the state of title to the Property; provided, however, that any such alternative title insurance company is consented to by Purchaser’s counsel, which consent shall not be unreasonably withheld, conditioned or delayed.  TIME IS OF THE ESSENCE with respect to all time periods set forth in this Section 2.2.

2.3           Within fifteen (15) days of receipt of the Title Objection Notice, or subsequent notice following a continuation notice, Seller shall notify Purchaser either that (i) Seller will not cure the title defects raised in the Title Objection Notice (or subsequent notice), or (ii) Seller will use best efforts to cure the title defects raised in the Title Objection Notice (or subsequent notice) in accordance with the provisions of this Section 2.  Seller shall be entitled to one (1) or more adjournments of the Closing, for a period not to exceed ninety (90) days in the aggregate, to enable Seller to remove any non-conforming title objections.  If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment, in accordance with its terms.  Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity, except that Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record at Seller’s sole cost and expense all consensual monetary liens, judgments and mechanic’s liens (other than Permitted Exceptions) encumbering the Property, which are in liquidated amounts and which may be satisfied by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith).  If Seller notifies Purchaser that Seller will not cure the title defects raised in the Title Objection Notice (or subsequent notice) or if Seller is unable to remove any objections after expiration of the foregoing adjournment period, Purchaser shall have the right to terminate this Agreement by providing written notice thereof to Seller.  In the event this Agreement is terminated pursuant to this Article 2, Purchaser shall be entitled to the return of the Downpayment, together with interest thereon, and this Agreement shall be of no further force and effect, except for provisions hereof which expressly survive such termination.

2.4           Notwithstanding anything in Section 2.3 above to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price (as hereinafter defined) or any credit or allowance on account thereof or any claim against Seller.  The acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing.

2.5           If the Property shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes or any encumbrances or other title exceptions which Purchaser objected to, Seller shall be deemed to satisfy Purchaser’s objection to title regarding such items provided that, at the time of the Closing, Seller delivers certified or official bank checks at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit the same as an exception to its title policy) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments, provided that such recordable discharges shall not be required from institutional mortgagees that have provided payoff letters if the Title Company shall otherwise issue or bind itself to issue a policy which shall omit such liens.

3.                                       Purchase Price and Payment; Escrow Agent.

3.1           The purchase price payable by Purchaser to Seller for the Property is SIX MILLION FOUR HUNDRED FIVE THOUSAND AND 00/100 DOLLARS ($6,405,000.00) subject to such apportionments, adjustments and credits as are provided herein (the “Purchase Price”).

3.2           The Purchase Price shall be payable as follows:

3.2.1            Simultaneously with the execution and delivery of this Agreement by Purchaser, ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) (the “Downpayment”), by federal funds wire transfer or bank check drawn on a member bank of the New York Clearinghouse Association, payable to the order of Escrow Agent.  The Downpayment shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement.  Any interest earned on the Downpayment shall be deemed to be part of the Downpayment and shall be paid together with the principal portion of the Downpayment, it being understood and agreed that any interest earned on the Downpayment shall be credited against the Purchase Price upon the Closing.

3.2.2            The balance of the Purchase Price shall be paid to Seller on the date of the Closing, subject to the apportionments, adjustments and credits as are provided herein, simultaneously with the delivery of the Deed, by federal funds wire transfer of immediately available funds to an account at such bank or banks as shall be designated by Seller by written notice to Purchaser and Escrow Agent.

3.3           Whenever in this Agreement Purchaser is entitled to a return of the Downpayment, Purchaser shall be entitled to the return of the Downpayment, together with all interest earned thereon.  Whenever in this Agreement Seller is entitled to retain the Downpayment, Seller shall be entitled to the Downpayment, together with all interest earned thereon.  The Downpayment shall be held in an interest bearing account.

3.4           If for any reason the Closing does not occur, the Escrow Agent shall deliver the Downpayment to Seller or Purchaser only upon receipt of a written demand therefor from such party, subject to the following provisions.  If for any reason the Closing does not occur and either party makes written demand upon the Escrow Agent for the payment of the Downpayment, the Escrow Agent shall give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court.  The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts.  Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.  Notwithstanding the foregoing, in the event Purchaser elects to terminate this Agreement in accordance with Section 5.8 hereof, the Escrow Agent shall promptly refund the Downpayment to Purchaser, without awaiting the objection period set forth above, provided that Purchaser simultaneously deliver written notice terminating this Agreement to both Seller and the Escrow Agent on or before the Diligence Termination Date in accordance with Section 5.8 hereof.

3.5           The Escrow Agent is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instruments or settlement statement prepared by the Escrow Agent shall so provide.  Upon the consummation of the transaction contemplated by this Agreement, the Escrow Agent shall file a Form 1099 information return and send the statement to Seller as required under the above-referenced statute and regulation.

3.6           The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent shall hold the Downpayment in escrow and shall disburse the Downpayment pursuant to the provisions hereof.

3.7           Purchaser expressly agrees and acknowledges that Purchaser’s obligations hereunder are not in any way conditioned upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing or equity investment, or otherwise) or otherwise conditioned upon any other matter or thing whatsoever not specifically provided for herein.

4.                                       Closing.

4.1           The closing of the transaction contemplated hereby (the “Closing”) shall occur at 10:00 AM Eastern Standard Time on the date that is not later than thirty (30) days following the Diligence Termination Date on a Business Day, provided that the Closing shall not occur until two (2) full business days after Seller and Purchaser have delivered all closing documents to Escrow Agent, and all other conditions to Closing have been satisfied or waived by Purchaser (such date, as the same may be adjourned in accordance with the provisions of this Agreement being herein referred to as the “Closing Date”).  The term “Business Day” means any day of the year except a Saturday, Sunday or legal holiday for banks in New York City.  If the closing has not occurred as of the foregoing date, then either party shall have the right to make time of the essence upon ten (10) days’ notice to the other party.  At the Closing, Seller shall deliver possession of the Property to Purchaser, free and clear of any tenancies or occupants, subject only to the Lease.

4.2           The Closing shall occur through an escrow closing arrangement pursuant to escrow instructions delivered separately by Seller and Purchaser or jointly by Seller and Purchaser to the Escrow Agent on or before the Closing Date.  Seller shall make its deliveries into escrow in accordance with Section 8.1 hereof and such escrow instructions and Purchaser shall make its deliveries into escrow in accordance with Section 8.2 hereof and such closing instructions.

4.3           Notwithstanding anything to the contrary contained herein, Seller and Purchaser acknowledge and agree that the Closing hereunder shall occur simultaneously with the closing under that certain Agreement of Purchase and Sale, dated as of the date hereof, by and between Speeding, LLC, as seller, and The Hampshire Generational Fund LLC, as purchaser, for the purchase and sale of certain real property commonly known as 6717 Alabama Highway 157, Cullman, Alabama (the “Alabama Agreement”).  In the event the closing under the Alabama Agreement is adjourned pursuant to its terms, the Closing Date hereunder shall be similarly adjourned to allow for a simultaneous closing of the transactions contemplated hereunder and the transactions contemplated under the Alabama Agreement.

5.                                       As Is.

5.1           Purchaser is purchasing the Property in its now existing condition (subject to normal wear and tear and loss or damage by fire, other casualty and condemnation [to the extent provided herein], between the date hereof and the Closing) “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects, and Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same.  Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Property, Laws and Regulations, the state of title and all covenants, restrictions, rights, easements and other agreements with respect thereto, facts that would be shown by an accurate current survey or physical inspection of the Property, compliance with Environmental Laws (as defined in Section 5.3 hereof), the environmental condition of the Property, including the presence of Hazardous Materials (as defined in Section 5.3 hereof), and violations of any of the foregoing, and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof.  Purchaser hereby covenants and represents that upon the expiration of the Diligence Period, Purchaser shall have either (i) terminated this Agreement by notice to Seller pursuant to Section 5.8 hereof, or (ii) undertaken and completed all such investigations of the Property, Laws and Regulations, the state of title and all covenants, restrictions, rights, easements and other agreements with respect thereto, facts that would be shown by an accurate current survey or physical inspection of the Property, compliance with Environmental Laws, the environmental condition of the Property, including the presence of Hazardous Materials, and violations of any of the foregoing as Purchaser shall have deemed necessary or appropriate under the circumstances as to the status thereof and based upon same, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property.  Except as is otherwise expressly set forth in this Agreement to the contrary, Seller agrees to cause the Building to be maintained between the date hereof and the Closing in at least as good a condition as it was in as of the date hereof, normal wear and tear and loss or damage by fire, other casualty and condemnation (to the extent provided herein) excepted.

5.2           Seller hereby disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Property.  Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or of any broker, or any of their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Seller Related Parties”) with respect to the Property, and that, in fact, no such representations were made except as may be otherwise expressly set forth in this Agreement.

5.3           Seller makes no warranty with respect to: (i) the environmental condition of the Property, including, without limitation, the presence of Hazardous Materials in the Building, or on, at, above or beneath the Property (or any parcel or land in proximity thereto); or (ii) compliance with or violations of any Environmental Laws.  The term “Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law (as hereinafter defined) or governmental or quasi-governmental authority requires environmental investigation, monitoring or remediation.  The term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, regulations and common law, now or hereafter in effect, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), and the regulations promulgated thereunder, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

5.4           Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition.  Seller hereby grants to Purchaser the right to conduct an investigation of the physical condition and state of repair of the Property, the operation thereof, zoning, building, use, environmental, health, safety, Laws and Regulations, the state of title and all covenants, restrictions, rights, easements and other agreements with respect thereto, facts that would be shown by an accurate current survey or physical inspection of the Property, violations of any of the foregoing, and any other matters affecting or relating to the Property as Purchaser deems necessary (the “Diligence Review”).  As part of Purchaser’s Diligence Review, Purchaser shall have right to undertake a phase I environmental assessment, as that term is defined by the American Society for Testing and Materials (“ASTM”), of the Property (a “Phase I”).  Purchaser shall not have the right to conduct any intrusive soil, sediment, water, groundwater or building material sampling (a “Phase II”) on, at, above or beneath the Property except and to the extent (i) the Phase I reasonably recommends such Phase II in connection with Recognized Environmental Conditions, as that term is defined in the ASTM Standards E1527-05, at the Property, and (ii) Seller approves in writing, at its sole discretion, such Phase II.  Subject to the provisions of Sections 5.5 and 5.6 hereof, Purchaser and Purchaser’s appropriate representatives shall be afforded access to the Property, during normal business hours and on reasonable advance written notice to Seller, for the purpose of conducting the Diligence Review; provided, however, that neither Purchaser nor Purchaser’s representatives shall unreasonably interfere with the business operations of Seller, nor shall they cause any damage or make any alterations to the Property.  Purchaser agrees to indemnify, defend and hold harmless Seller from and against all loss, expense (including reasonable counsel, consultant and expert fees), damage and liability resulting from injury to persons or property caused by Purchaser, its representatives, or their respective employees, agents or contractors, in the conduct of such investigation.  Subject to the provisions of Sections 5.5 and 5.6 hereof, on or before the date of this Agreement, Seller has delivered to Purchaser environmental and wetlands reports, if any; copies of any material agreements affecting the Property; and copies of any notices from government authorities alleging violations of Laws and Regulations.  Seller represents to Purchaser that, to the best knowledge of Seller, Seller has delivered to Purchaser all such documents in the possession and control of Seller as of the date of this Agreement.  For purposes of the preceding sentence, “to the best knowledge of Seller” shall mean to the actual knowledge of Bill Mather, Vice President of Operations of Seller, without any duty of inquiry or investigation, other than a reasonable review by such person of Seller’s files relating to the Property which are maintained by or under the direction of such person.  In addition, during the Diligence Period, subject to the provisions of Sections 5.5 and 5.6 hereof, Purchaser shall be afforded access to all other material documents relating to the Property in the possession and control of Seller (other than documents subject to the attorney-client privilege), including, without limitation, all material documents relating to the physical condition and state of repair of the Property, the operation thereof, zoning, building, use, environmental, health, safety, Laws and Regulations, the state of title and all covenants, restrictions, rights, easements and other agreements with respect thereto, facts that would be shown by an accurate current survey or physical inspection of the Property, violations of any of the foregoing, reasonably requested by Purchaser in connection with the Diligence Review, for inspection and copying, at the location of such documents at the Property or at the offices of Seller’s counsel, Cole, Schotz, Meisel, Forman & Leonard, P.A., during normal business hours and at a time reasonably convenient to Seller, upon not less than three (3) Business Days prior written notice to Seller, specifying the category of documents to be reviewed.  Seller represents to Purchaser that Seller will provide Purchaser, to the best knowledge of Seller, with access to all such documents in the possession and control of Seller at the time Purchaser requests to review same.  For purposes of the preceding sentence, “to the best knowledge of Seller” shall mean to the actual knowledge of Bill Mather, Vice President of Operations of Seller, without any duty of inquiry or investigation, other than a reasonable review by such person of Seller’s files relating to the Property which are maintained by or under the direction of such person.  All such documents shall be kept in confidence pursuant to the provisions of Sections 5.5 and 5.6 hereof, and not disclosed to any other party other than Purchaser’s consultants, lenders, and investors (unless disclosure to such parties is prohibited by Federal Laws (as hereinafter defined)), provided that such parties agree in writing to keep same in confidence, or as required by law, and upon the termination of this Agreement prior to Closing for any reason, Purchaser shall promptly return such records without retaining any copies or electronic images thereof.  In addition, Seller shall make a management employee of Seller with knowledge of the past and present operations at the Property available to Purchaser for interview in connection with Purchaser’s Diligence Review.  The provisions of this Section 5.4 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

5.5           Purchaser acknowledges that Seller maintains Confidential Information (as hereinafter defined) at the Property.  Purchaser agrees that in entering the Property pursuant to this Section 5 or otherwise, Purchaser shall comply with measures required by Seller to protect such Confidential Information, including any limitations imposed by Seller with respect to access to any portion of the Property pursuant to Section 5.6 hereof.  Purchaser agrees that Purchaser shall not disclose to any third party any Confidential Information obtained by Purchaser, except as otherwise permitted hereunder, whether obtained inadvertently or otherwise.  For purposed hereof, “Confidential Information” shall mean information in any manner relating to Seller, its customers, contractors or permitted subtenants, or their respective affiliates, or to Seller’s business operations, that is non-public, confidential or proprietary in nature, including but not limited to financial statements, cost and expense data, billing records, policies, databases, contracts, customers, suppliers, alliances, trade secrets, proprietary information and processes, software, software and technology architecture, “know-how” or production techniques, networks, business methodologies and strategies, facilities and marketing and customer data, together with all copies, reproductions, notes, memoranda, analysis, data, reports, records, evaluations, compilations, forecasts, studies, interpretations, summaries or other documents which contain or otherwise reflect such information, regardless of whether or not such information is specifically identified as “confidential”.  Notwithstanding the foregoing, the term “Confidential Information” shall exclude any Confidential

Information to the extent that such Confidential Information (a) is or becomes generally available to the public other than as a result of acts by Purchaser or its consultants, employees, agents, contractors, directors, officers, partners, attorneys, accountants or other representatives ( “Purchaser’s Representatives”) in violation of this Agreement, or the acts of any other person to whom Purchaser or Purchaser’s Representatives has disclosed the Confidential Information; (b) is in the possession of Purchaser or Purchaser’s Representatives prior to the disclosure by Seller; or (c) is disclosed to Purchaser or Purchaser’s Representatives on a non-confidential basis by a person other than Seller or its consultants, employees, agents, contractors, directors, officers, partners, attorneys, accountants or other representatives, unless, to the Purchaser’s actual knowledge, the person disclosing such Confidential Information is restricted from disclosing same to Purchaser or Purchaser’s Representatives by any contractual, fiduciary or other legal obligations.  For purposes hereof, the term “person” shall be construed broadly and shall include, without limitation, any natural person, corporation, partnership, limited liability company, trust, association or other entity.  The provisions of this Section 5.5 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

5.6           Purchaser acknowledges that it is aware that the Property and the operations conducted therein are subject to federal regulation, including without limitation, the Arms Export Control Act, 22 U.S.C. § 2778 et seq.; the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; the Atomic Energy Act of 1954, 42 U.S.C. § 2011 et seq.; the Nuclear Regulatory Commission Regulations, 10 C.F.R. § 1.1 et seq.; and Executive Order 12829 (collectively, “Federal Laws”).  Purchaser further acknowledges that it is aware that, notwithstanding any obligation of Seller pursuant to this Section 5 or any other section of this Agreement, Seller may be prohibited by Federal Laws from disclosing to Purchaser and to any Purchaser’s Representatives certain information deemed to be “restricted”, “classified”, “secret” or other similarly described information, and Purchaser agrees to abide by all security measures implemented by Seller to prevent disclosure of such “restricted”, “classified”, “secret” or other similarly described information, including, but not limited to, the escorting at all times of Purchaser and any of Purchaser’s Representatives by an authorized representative of Seller through the Property and the denial of access to Purchaser and any of Purchaser’s Representatives to certain portions of the Premises deemed “restricted”, “classified”, “secret” or otherwise restricted from public access pursuant to any Federal Laws.  Purchaser agrees that Purchaser and any of Purchaser’s Representatives that Purchaser wishes to have access to the Property shall be a “US Person” as that term is defined by Federal Law and that Purchaser and any of Purchaser’s Representatives will present a validly issued United States passport or validly issued United States green card identifying such person as a “US Person” prior to entering the Property.

5.7           In conducting any inspections or tests in the course of the Diligence Review, neither Purchaser, nor Purchaser’s consultants, employees, agents or contractors, shall cause any damage to the Property.  Purchaser shall not make, nor cause to be made, any borings, test pits, holes or excavations on the Property without the prior written consent of Seller.  Any such borings, test pits, holes and excavations, and any damage to the Property caused by Purchaser, Purchaser’s representatives, and their respective consultants, employees, agents and contractors, shall be promptly filled or repaired, as the case may be, at Purchaser’s sole cost and expense.  Prior to each entry upon the Property by Purchaser, Purchaser’s representatives or their respective consultants, employees, agents or contractors for purposes other than to conduct a Phase II or to engage in other invasive activities at the Property, Purchaser shall furnish or caused to be furnished to Seller by its agents or contractors, and caused to be maintained and kept in effect without expense to Seller, at all times that Purchaser, Purchaser’s representative or their respective consultants, employees, agents or contractors are upon the Property, insurance against claims for personal injury (including death) and property damage, under (i) a policy or policies of general public liability insurance of not less than One Million and 00/100 Dollars ($1,000,000.00) combined single limit; and (ii) adequate worker’s compensation insurance to cover all workers and others engaged on work on the Property (provided, however, that Seller need not be named as an additional insured with respect to any such worker’s compensation insurance).  Prior to each entry upon the Property by Purchaser, Purchaser’s representatives or their respective consultants, employees, agents or contractors for the purpose of conducting a Phase II or engaging in other invasive activities at the Property, Purchaser shall furnish or caused to be furnished to Seller by its agents or contractors, and cause to be maintained and kept in effect without expense to Seller, at all times that Purchaser, Purchaser’s representative or their respective consultants, employees, agents or contractors are upon the Property, insurance against claims for personal injury (including death) and property damage, under (i) a policy or policies of general public liability insurance of not less than Two Million and 00/100 Dollars ($2,000,000.00) combined single limit; (ii) adequate worker’s compensation insurance to cover all workers and others engaged on work on the Property (provided, however, that Seller need not be named as an additional insured with respect to any such worker’s compensation insurance); and (iii) contractor’s pollution liability insurance with policy limits of at least Three Million and 00/100 Dollars ($3,000,000.00), issued on an occurrence and not claims-made, basis.  Each policy shall provide that it cannot be cancelled without at least ten (10) days prior written notice to Seller, and shall be issued by a recognized responsible insurance company licensed to do business in the date of New Hampshire.  Proof of payment of the premium of each policy and each replacement policy shall also be delivered to Seller in the form of an Acord certificate.

5.8           If Purchaser determines, in its sole and absolute discretion, for any reason or no reason at all, that it is not satisfied with the Property and/or any matters relating thereto, Purchaser shall have the right to terminate this Agreement upon written notice delivered to Seller and Escrow Agent on or before 5:00 p.m. Eastern Standard Time on the thirtieth (30th) day after execution and delivery of this Agreement by both parties (the “Diligence Termination Date”), such thirty (30) day period being referred to as the “Diligence Period”).  In such event, (i) this Agreement shall immediately terminate, (ii) the Escrow Agent shall deliver the Downpayment and any interest earned thereon to Purchaser, (iii) any studies, surveys, test results or reports prepared in connection with the Diligence Review, and all copies thereof, shall be promptly furnished to Seller, (iv) any original documents or copies of documents furnished by Seller to Purchaser shall be promptly returned to Seller, and (v) each party shall be released from any further liability to the other hereunder, except with respect to the provisions hereof which expressly survive the termination of this Agreement.  If Purchaser does not deliver such written notice of termination to Seller, for any cause or reason whatsoever, on or before 5:00 p.m. Eastern Standard Time on the Diligence Termination Date, TIME BEING OF THE ESSENCE, the contingency provided for herein shall be deemed irrevocably waived by Purchaser.  Purchaser’s failure to deliver written notice of termination to Escrow Agent on or before 5:00 p.m. Eastern Standard Time on the Diligence Termination Date shall not be deemed to be a waiver by Purchaser of the contingency provided for herein, provided that such notice is timely delivered to Seller in accordance with the provisions of this Section 5.8.  Notwithstanding the foregoing, Purchaser may, at any time during the Diligence Period, notify Seller in writing that Purchaser waives the balance of the Diligence Period, in which instance the Diligence Period shall be deemed to expire as of the date of such notice.

6.             Leaseback Provisions.

6.1           At the Closing, Seller, as tenant, and Purchaser, as landlord, shall enter into a lease (the “Lease”) of the Property in the form attached hereto as Exhibit “B”.  There shall be no adjustment or apportionment between Seller and Purchaser of real estate taxes, assessments, water charges and sewer rents, or installments thereof, which are a lien on the Property.  At the Closing, Seller have in force all insurance policies required under the terms of the Lease and shall deliver to Purchaser certificates evidencing such insurance.

7.             Representations and Warranties of the Parties; Certain Covenants.

7.1           Seller, to the best of its knowledge, warrants, represents and covenants to and with Purchaser that the following are true and correct on the date hereof:

7.1.1            Seller is a corporation duly formed and in good standing under the laws of the State of New York and has the requisite power and authority to enter into and to perform the terms of this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller.  This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

7.1.2            Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

7.1.3            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby:

(i)            will violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any federal, state, county or municipal governmental agency, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over Purchaser, Seller and the Property (the “Governmental Authority”), or court to which Seller is subject or any provision of the certificate of incorporation or by-laws of Seller; and

(ii)           Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties hereto to consummate the transactions contemplated by this Agreement.

7.2           Purchaser warrants, represents and covenants to and with Seller that the following are true and correct on the date hereof:

7.2.1            Purchaser is a limited liability company duly formed and in good standing under the laws of the State of New Jersey.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser.  This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally).

7.2.2            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby:

(i)            will violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Purchaser is subject or any provision of the certificate of formation or operating agreement of Purchaser; and

(ii)           Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority order for the parties hereto to consummate the transactions contemplated by this Agreement.

7.3           Purchaser agrees and acknowledges that, except as otherwise specifically set forth in this Agreement to the contrary, neither Seller, any of the Seller Related Parties, any broker, agent, or representative, nor any purported agent or representative of Seller or any of the Seller Related Parties, have made, and neither Seller nor any of the Seller Related Parties are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof.  Without limiting the generality of the foregoing, Purchaser agrees and acknowledges that it has not relied on any representations or warranties, express or implied, and that neither Seller, nor the Seller Related Parties have made any representations or warranties, other than as expressly set forth herein, as to (a) the current or future real estate tax liabilities, assessments or valuations of the Property (including, without limitation, the status of any real estate tax appeal or negotiations, Seller’s intentions with respect thereto, or the eventual outcome thereof), (b) the potential qualification of the Property for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Property, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Property’s noncompliance, if any, with said zoning ordinances, (d) the availability of any financing for the acquisition, alteration, rehabilitation or operation of the Property from any source, including, but not limited to, any state, city or Federal government or any institutional or non-institutional lender, (e) the current or future use of the Property, (f) the present or future structural and physical condition of any of the improvements on the Land or their suitability for rehabilitation or renovation, (g) the presence or absence of any violations of any Laws and Regulations, or (h) the income, expenses, operation, agreements, licenses, easements, instruments or documents of or in any way affecting the Property.  Further, Purchaser acknowledges and agrees that neither Seller nor any of the Seller Related Parties are liable for or bound by (and Purchaser has not relied upon) any oral or written statements, representations or any other information respecting the Property furnished by Seller, any of the Seller Related Parties or any broker, employee, agent, consultant or other person representing or purportedly representing Seller or any of the Seller Related Parties.  The provisions of this Section 7.3 shall survive the Closing.

8.             Closing Deliveries.

8.1           At least two (2) Business Days prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Agent the following:

8.1.1            a warranty deed, sufficient to convey fee title to the Property subject to and in accordance with the provisions of this Agreement, in the form attached hereto and made a part hereof as Exhibit “C” (the “Deed”).

8.1.2            an original counterpart of the Lease.

8.1.3            a check, in accordance with Section 13 hereof, in the amount of the documentary transfer taxes and transfer fees due in connection with the consummation of the transaction contemplated by this Agreement (the “Transfer Tax”).

8.1.4            an original counterpart of the Declaration of Consideration, form CD-57, required to be executed and delivered by Seller in connection with the payment of the Transfer Tax.

8.1.5            a certificate, duly executed and acknowledged by Seller, in accordance with Section 1445 of the Code.

8.1.6            an affidavit of title in the form reasonably required by the Title Company.

8.1.7            Seller’s (i) certificate of incorporation and bylaws, (ii) good standing certificate dated not more than fifteen (15) days prior to the Closing Date, and (iii) resolutions authorizing the transaction contemplated herein, which documents shall be accompanied by a certification signed by a secretary, assistant secretary, managing member, or general partner, as the case may be, certifying that such copies are true, complete and correct and that such documents have not be modified, terminated or rescinded and remain in full force and effect.

8.1.8            an original counterpart of a closing statement (the “Closing Statement”) setting forth, inter alia, the material monetary terms of the transaction contemplated hereby.

8.1.9            an authorization and release to the Escrow Agent, reasonably acceptable to Purchaser and the Escrow Agent, regarding the disposition of the Downpayment.

8.1.10          Guaranty of Lease as executed by Axsys Technologies, Inc.

8.1.11          any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

8.2           At least two (2) Business Days prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following:

8.2.1            the balance of the Purchase Price required pursuant to Section 3.2 hereof.

8.2.2            Purchaser’s (i) certificate of formation, (ii) good standing certificate dated not more than fifteen (15) days prior to the Closing Date, and (iii) resolutions authorizing the transaction contemplated herein, which documents shall be accompanied by a certification signed by a secretary, assistant secretary, managing member, or general partner, as the case may be, certifying that such copies are true, complete and correct and that such documents have not be modified, terminated or rescinded and remain in full force and effect.

8.2.3            an original counterpart of the Lease.

8.2.4            an original counterpart of the Declaration of Consideration, form CD-57, required to be executed and delivered by Purchaser in connection with the payment of the Transfer Tax and a Real Estate Transfer Questionnaire, form PA-34, executed by Purchaser (collectively, the “Transfer Tax Returns”).

8.2.5            an authorization and release to the Escrow Agent, reasonably acceptable to Seller and the Escrow Agent, regarding the disposition of the Downpayment.

8.2.6            an original counterpart of the Closing Statement.

8.2.7            any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

9.             Limitation on Liability of Parties.

9.1           Purchaser shall be in default hereunder if (a) it fails to close on a closing date for which time was made to be of the essence, or (b) it fails to perform a material covenant set forth in this Agreement, and does not cure such failure within ten (10) business days after receipt of notice thereof from Seller, and the Closing does not occur as a result thereof (a “Purchaser’s Default”).  In the event of a Purchaser’s Default, Seller’s sole and exclusive remedy for the Purchaser’s Default shall be, and Seller shall be entitled, to terminate this Agreement and receive and retain the Downpayment and any interest earned thereon as and for full and complete liquidated and agreed damages for Purchaser’s Default, and Purchaser shall be released from any further liability to Seller hereunder as a result of such default, except with respect to the provisions hereof which expressly survive the termination of this Agreement.  SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON SUCH A PURCHASER DEFAULT AND THAT THE DOWNPAYMENT AND ANY INTEREST EARNED THEREON, AS THE CASE MAY BE, REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON SUCH A PURCHASER DEFAULT.  SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

9.2           Seller shall be in default hereunder if (a) it fails to close on a closing date for which time was made to be of the essence, or (b) it fails to perform a material covenant set forth in this Agreement, and does not cure such failure within ten (10) business days after receipt of notice thereof from Purchaser, subject to the provisions of Section 2.3 hereof, and the Closing does not occur as a result thereof (a “Seller’s Default”).  In the event of a Seller’s Default, Purchaser’s sole and exclusive remedies shall be, and Purchaser shall be entitled, to either (a) receive the Downpayment with the interest earned thereon, if any, and receive from Seller reimbursement of all of its due diligence and legal costs incurred in connection with this Agreement, which costs shall not exceed Fifty Thousand and 00/100 Dollars ($50,000.00), upon which Seller shall be released from any further liability to Purchaser hereunder as a result of such default, except with respect to the provisions hereof which expressly survive the termination of this Agreement or (b) seek specific performance of Seller’s obligations hereunder, provided that if Seller willfully defaults and deliberately takes action which deprives Purchaser of its remedy of specific performance, Seller may recover damages not to exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).  In no event shall Seller, under any circumstances, be liable to Purchaser for any other damages of any kind whatsoever, except as specifically provided in this Section 9.2.

9.3           If any action or proceeding is brought by either party to enforce this Agreement, then the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs incurred in such action or proceeding.

10.           Fire or Other Casualty.

10.1         Seller shall promptly notify Purchaser of any fire or other casualty (a “Casualty”) occurring at the Property.  Within forty-five (45) days of the date of a Casualty, Seller shall provide Purchaser with a written estimate (the “Repair Estimate”), prepared by a reputable architect, engineer or contractor selected by Seller, setting forth the cost to repair or restore the Property.  In the event the estimated cost to repair or restore the Property exceeds One Million and 00/100 Dollars ($1,000,000.00), then Seller and Purchaser shall each have the right to terminate this Agreement upon written notice delivered to the other party within ten (10) days of the date of the Repair Estimate, TIME BEING OF THE ESSENCE.  If this Agreement is terminated pursuant to any provision of this Section 10, the Downpayment, together with any interest earned thereon, shall be delivered to Purchaser and the parties shall have no further rights or obligations with respect to this Agreement, except with respect to the provisions hereof which expressly survive the termination of this Agreement.  In the event of a Casualty, the Closing Date shall be adjourned for a period of time sufficient to permit the delivery of the Repair Estimate and the exercise of any right to terminate this Agreement pursuant to this Section 10.1.

10.2         Seller shall also have the right to terminate this Agreement in the event of a Casualty if, in Seller’s reasonable judgment: (i) Seller determines that the amount of insurance proceeds (less costs incurred by Seller, including reasonable attorneys fees and other professional fees, in collecting such proceeds), together with the amount of any applicable insurance deductible, would be insufficient to cover all costs associated with the repair or restoration of the Property; (ii) Seller is unable to determine that Seller may, as of right, under applicable zoning and land use laws and regulations, repair or restore the Building to a complete architectural unit of substantially the same size, condition and character as the same existed immediately prior to the Casualty; or (iii) Seller is unable to determine that Seller may, as of right, continue to use and occupy the Property in the same manner and to the same extent as Seller used and occupied the Property immediately prior to the Casualty.  With respect to clause (i), Seller’s judgment shall be deemed reasonable if based upon the written estimate of a reputable architect, engineer or contractor selected by Seller.  With respect to clauses (ii) and (iii), Seller’s judgment shall be deemed reasonable if based upon the advice of a reputable attorney, architect or engineer.  The Closing Date shall be adjourned for a period of thirty (30) days from the date of the Casualty to permit Seller make the determinations set forth above; provided, however, that if Seller is unable to make such determinations with such thirty (30) day period, Seller, upon notice to Purchaser in each instance, shall be entitled to adjourn the Closing Date for not more than two (2) additional thirty (30) day periods.

10.3         In the event of a Casualty and this Agreement is not terminated as provided in Sections 10.1 and 10.2 hereof, the Closing shall occur within thirty (30) days of the date Seller makes its determination pursuant to Section 10.2 and there shall be no adjustment in the Purchase Price.  Upon Closing, all insurance proceeds shall be paid to Seller or delivered to the Insurance Trustee (as defined in Section 10.4 of the Lease), as applicable, pursuant to Section 10.4 of the Lease and Seller shall thereafter repair and restore the Property in accordance with the provisions of Article 10 of the Lease.  In the event all insurance proceeds have not been collected prior to Closing, Seller shall continue to have the right to adjust, negotiate, compromise or contest all losses with the insurance carrier(s) after the Closing Date, and Purchaser agrees to assign to Seller or to the Insurance Trustee, as applicable, as of the Closing Date, all of Purchaser’s interest in all such insurance proceeds and to execute such documents as may be required by the insurance carrier(s) to permit payment of the insurance proceeds to Seller or to the Insurance Trustee, as applicable, in accordance with Section 10.4 of the Lease.

10.4         In the event this Agreement is terminated pursuant to this Section 10, Purchaser shall not be entitled to any portion of the proceeds of insurance payable with respect to the Casualty, all of which shall become the property of Seller, and Purchaser shall, at Seller’s request, execute all requisite releases with respect to such insurance proceeds.

11.           Condemnation.

11.1         In the event the entire Property shall be taken or condemned for any public or quasi-public purpose by right of eminent domain or by purchase in lieu thereof prior to Closing, this Agreement shall automatically terminate.  In such event, the Downpayment, together with any interest earned thereon, shall be delivered to Purchaser and the parties shall have no further rights or obligations with respect to this Agreement.

11.2         In the event only a portion of the Property shall be taken or condemned for any public or quasi-public purpose by right of eminent domain or by purchase in lieu thereof, or Seller receives a notice from any governmental authority that such action is pending or contemplated, Seller shall promptly notify Purchaser of same.  Purchaser or Seller shall have the right to terminate this Agreement within thirty (30) days after receipt of such notice.  If this Agreement is terminated pursuant to this Section 11, the Downpayment, together with any interest earned thereon, shall be delivered to Purchaser and the parties shall have no further rights or obligations with respect to this Agreement, except with respect to the provisions hereof which expressly survive the termination of this Agreement.

11.3         In the event only a portion of the Property shall be taken or condemned and this Agreement is not terminated as provided in this Section 11, there shall be no adjustment of the Purchase Price.  Upon Closing, all condemnation award proceeds shall be paid to Seller or delivered to the Insurance Trustee, as applicable, pursuant to Section 11.4 of the Lease and Seller shall thereafter restore the Property in accordance with the provisions of Article 11 of the Lease.  In the event that the condemnation award proceeds have not been finally determined or paid prior to Closing, Seller shall continue to have the right to adjust, negotiate, compromise or contest any claims with respect to the condemnation award after the Closing Date, subject to the rights of Purchaser pursuant to the Lease, and Purchaser agrees to assign to Seller or to the Insurance Trustee, as applicable, as of the Closing Date, all of Purchaser’s interest in any such condemnation award and to execute such documents as the condemning authority may require to permit payment of the condemnation award proceeds to Seller or to the Insurance Trustee pursuant to Section 11.4 of the Lease.

11.4         In the event this Agreement is terminated pursuant to this Section 11, Purchaser shall not be entitled to any portion of the condemnation award payable with respect to the any taking or condemnation, all of which shall become the property of Seller, and Purchaser shall, at Seller’s request, execute all requisite releases with respect to such condemnation award proceeds.

12.           Brokerage.

Purchaser and Seller each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the Lease, or the closing of the transactions contemplated hereby.  Purchaser and Seller each agree to indemnify and hold the other harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which may be asserted against, imposed upon or incurred by such party by reason of any claim made by any broker, consultant, finder or like agent, for commissions or other compensation as a result of a breach by the indemnifying party of its representation and warranty in this Section 12.  The provisions of this Section 12 shall survive the Closing or termination of this Agreement.

13.           Closings Costs; Fees and Disbursements of Counsel, etc.

At the Closing, Seller shall pay the Transfer Tax.  Seller and Purchaser shall each execute and/or swear to the Transfer Tax Returns required in connection with the Transfer Tax.  All such tax payments shall be made payable directly to the order of the appropriate governmental officer or the Title Company.  Except as may be otherwise expressly provided to the contrary in this Agreement, Purchaser shall pay (a) all charges for recording and/or filing the Deed and (b) all title charges and survey costs, including, without limitation, the premium on Purchaser’s title policy.  Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.  The provisions of this Section 13 shall survive the Closing.

14.           Notices.

All notices, demands, requests, consents, approvals or other communications (for the purposes of this Section individually referred to as “Notice” and collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, must be in writing and shall only be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by the giving of, pursuant to one of the other means set forth in this Section 14 before the end of the first business day thereafter, a copy of such Notice and printed confirmation of successful transmission of such Notice to the appropriate facsimile number of the address listed below as obtained by the sender from the sender’s facsimile machine, (c) upon receipt, when sent by prepaid nationally recognized and reputable overnight courier or (d) upon receipt or refusal to accept delivery if sent postage prepaid by registered or certified United States mail, return receipt requested, in each case addressed as follows:

If to Seller, to:

Axsys Technologies IR Systems, Inc.
24 Simon Street
Nashua, New Hampshire 03060
Attention:	Mr. Neil Tansey
Facsimile:	(603) 864-6450

with copies to:

Axsys Technologies, Inc.
175 Capital Boulevard, Suite 103
Rocky Hill, Connecticut 06067
Attn: Julie Oakes, Assistant Treasurer

and

Coles, Schotz, Meisel, Forman & Leonard, P.A.
Court Plaza North
25 Main Street
Hackensack, New Jersey 07601
Attention:	Michael Sternlieb, Esq.
Facsimile:	(201) 678-6223

If to Purchaser, to:
The Hampshire Generational Fund LLC
15 Maple Avenue
Morristown, New Jersey 07960
Attention:	Mark S. Rosen, Esq.
Facsimile:	(973) 285-9643
with a copy to:

Duane Morris LLP
744 Broad Street, Suite 1200
Newark, New Jersey 07102
Attention:	Stephen A. Urban, Esq.
Facsimile:	(973) 424-2057

If to Escrow Agent, to:

General Land Abstract Co., Inc.
2 Research Way
Princeton, New Jersey 08540
Attention:	David B. Grodnick, Esq.
Facsimile:	(609) 951-0044

Notices shall be valid only if given in the manner provided above.

15.           Survival; Governing Law.

Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall not survive the Closing provided for herein.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New Hampshire.

16.           Counterparts; Captions.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.  The captions in this Agreement are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

17.           Entire Agreement; No Third Party Beneficiaries.

This Agreement (including all exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.  The provisions of this Section 17 shall survive the Closing.

18.           Waivers; Extensions.

No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

19.           No Recording.

The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.  Any recordation or attempted recordation by Purchaser shall constitute a Purchaser’s Default.

20.           Assignments.

Purchaser shall neither transfer or assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole and absolute discretion.  Notwithstanding the foregoing, Purchaser may assign this Agreement without Seller’s consent to an entity controlled by Purchaser or another affiliate of The Hampshire Companies.  No such assignment shall relieve Purchaser from its obligations hereunder.

21.           Pronouns; Joint and Several Liability.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.  If Purchaser consists of two or more parties, the liability of such parties shall be joint and several.

22.           Successors and Assigns.

This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

23.           Cross Default.  Seller and Purchaser acknowledge that Speedring, LLC, an affiliate of Seller, and Purchaser are parties to the Alabama Agreement.  Seller and Purchaser hereby agree as follows:

(i)            if Speedring, LLC commits a Seller’s Default (as defined in the Alabama Agreement) under the Alabama Agreement, such default shall be deemed a Seller’s Default hereunder for which Purchaser shall be entitled to all of its rights and remedies as provided in herein for a Seller’s Default.  If Seller commits a Seller’s Default hereunder, such default shall be deemed a Seller’s Default by Speedring, LLC under the

Alabama Agreement for which Purchaser shall be entitled to all of its rights and remedies as provided for in the Alabama Agreement for a Seller’s Default.

(ii)           if Purchaser commits a Purchaser’s Default (as defined in the Alabama Agreement) under the Alabama Agreement, such default shall be deemed a Purchaser’s Default hereunder for which Seller shall be entitled to all of its rights and remedies as provided for herein for a Purchaser’s Default, including, without limitation, the retention of the Downpayment as provided herein.  If Purchaser commits a Purchaser’s Default hereunder, such default shall be deemed a Purchaser’s Default by Purchaser under the Alabama Agreement for which Speedring, LLC shall be entitled to all of its rights and remedies as provided for in the Alabama Agreement for a Purchaser’s Default, including, without limitation, the retention of the Downpayment (as defined in the Alabama Agreement).

(iii)          If Purchaser assigns its interest in this Agreement in accordance with the provisions of Section 20 hereof, a default committed by Purchaser’s assignee hereunder shall be deemed a Purchaser’s Default under this Agreement and under the Alabama Agreement for which Seller and Speedring, LLC shall be entitled to all of their respective rights and remedies in accordance with this Section 23.  If Purchaser assigns its interest in the Alabama Agreement pursuant to Section 20 thereof, a default committed by Purchaser’s assignee thereunder shall be deemed a Purchaser’s Default under the Alabama Agreement and under this Agreement for which Speedring, LLC and Seller shall be entitled to all of their respective rights and remedies in accordance with this Section 23.

(iv)          If this Agreement is terminated by either party pursuant to its terms, then the Alabama Agreement shall terminate simultaneously with the termination of this Agreement.  If the Alabama Agreement is terminated by either party pursuant to its terms, then this Agreement shall terminate simultaneously with the termination of the Alabama Agreement.

24.           Like Kind Exchange.

24.1         If so requested by either party (the “Requesting Party”), the other party (the “Other Party”) shall cooperate in structuring and completing this transaction for the Requesting Party so as to effect a “like kind exchange” (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”) and Revenue Procedure 2000-37.  The Other Party shall execute any and all documents and/or agreements and take such other actions reasonably requested by the Requesting Party which are, in the reasonable judgment of the Requesting Party, necessary to effectuate the Exchange, provided, however, that Purchaser shall not be required to accept title to any other property other than the Property.  Not in limitation of the foregoing, the Other Party shall, within fifteen (15) days following a request by the

Requesting Party, consent in writing to the assignment by the Requesting Party of the Requesting Party’s rights under this Agreement with respect to the transfer of the Property to a qualified intermediary prior to the Closing hereunder.  Notwithstanding the foregoing, each and every obligation of the Requesting Party under this Section 24.1 shall be conditioned on the following:

24.1.1          The Requesting Party shall bear, and be responsible for, any and all costs incurred or liabilities sustained by the Other Party, both prior to and after the Closing, which are directly or indirectly attributable to the Exchange or any attempt to effect the Exchange, including, without limitation, reasonable attorneys’ fees and costs, and any and all realty transfer fees;

24.1.2          The Exchange, and the Other Party’s obligations hereunder, shall not, in the reasonable opinion of the attorneys, accountants and other professional advisors of the Other Party, subject the Other Party, directly or indirectly, to any crime, offense, penalty, fine or punitive damages; and

24.1.3          The Exchange shall not delay the Closing.

25.           Further Assurances.

The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement.

26.           Prohibited Persons and Transactions.

Purchaser and Seller, to its respective knowledge, each represents and warrants to the other that (i) neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners owning a 10% or greater interest in it, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and has not and will not assign or otherwise transfer this Agreement, or any interest herein to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities, (ii) neither Purchaser or Seller nor any respective affiliate is knowingly engaged in, and shall not knowingly engage in, any dealings or transactions or knowingly be otherwise associated with such persons or entities described in (i) above, (iii) neither Purchaser or Seller nor any respective affiliate is a person or entity whose activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder, (iv) none of the funds or other assets of Purchaser or Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (v) no Embargoed Person has any interest of any nature whatsoever in Purchaser or Seller (whether directly or indirectly), and (vi) none of the funds of Purchaser or Seller have been derived from any unlawful activity with the result that the investment in Purchaser or Seller is prohibited by law or this Agreement is in violation of law.

As used herein, the term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § - 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Purchaser or Seller is prohibited by law or Purchaser or Seller is in violation of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

AXSYS TECHNOLOGIES IR SYSTEMS, INC., a New York corporation

		By:	/s/ DAVID A. ALMEIDA
		Name:	David Almeida
		Title:	Treasurer

PURCHASER:

THE HAMPSHIRE GENERATIONAL FUND LLC, a New Jersey limited liability company

By: Hampshire Partners II, LLC, its manager

		By:	/s/ ROBERT T. SMITH
		Name:	Robert T. Schmitt
		Title:	Senior Vice President

ESCROW AGENT:

SOLELY FOR THE PURPOSES OF
CONFIRMING THE PROVISIONS OF
SECTION 3:

General Land Abstract Co., Inc.

By:	/s/ DAVID B. GRODNICK
David B. Grodnick, Esq.
Senior Vice President

EXHIBIT A

A-1

EXHIBIT B

LEASE AGREEMENT

B-1

EXHIBIT C

FORM OF DEED

C-1